                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS SECOND QUARTER RESULTS.

TOWN & COUNTRY, MISSOURI, July 29, 1999. . . . . Huntco Inc. (NYSE:"HCO"), an
intermediate steel processor, today announced results of operations for its second quarter ended June 30, 1999. Net sales for the quarter were $90.9 million, a decrease of 13.2% in comparison to net sales of $104.7 million for the three months ended June 30, 1998 (the "prior year's second quarter"). The Company reported a net loss available for common shareholders for the 1999 second quarter of $5.7 million ($.64 per share both basic and diluted), which included an extraordinary charge of $2.6 million ($.30 per share both basic and diluted) incurred in connection with the early retirement of the Company's previously outstanding long term debt agreements. The resulting net loss before extraordinary charges of $3.0 million for the second quarter of 1999 ($.34 per share both basic and diluted) compares to net income available for common shareholders of $.4 million ($.05 per share both basic and diluted) in the prior year's second quarter.

Net sales for the six months ended June 30, 1999 were $181.2 million, a decrease of 15.7% in comparison to net sales of $215.1 million for the six months ended June 30, 1998. The Company reported a net loss available for common shareholders for the six months ended June 30, 1999 of $9.0 million ($1.00 per share both basic and diluted), which included the extraordinary charge referred to above. The net loss before extraordinary charges of $6.2 million for the six months ended June 30, 1999 ($.70 per share both basic and diluted) compares to net income available for common shareholders of $1.0 million ($.12 per share both basic and diluted) for the comparable period of the prior year.

The Company's lower net sales are primarily the result of declining selling prices. The effect of historically high imports of steel products into the United States over the past twelve months resulted in significant declines in selling values realized by the Company and the steel processing industry in general. The Company's average per ton selling values declined 11.2% and 10.4% for the three and six months ended June 30, 1999, in comparison to prior year levels. Also reflected in the lower net sales for 1999, in relation to the prior year, were reduced shipping volumes. The Company processed and shipped 306,146 and 636,415 tons of steel in the three and six months ended June 30, 1999, reflecting decreases of 7.4% and 5.1% in comparison to the comparable periods of the prior year. Approximately 21.1% and 23.7% of the tons processed in the three and six months ended June 30, 1999 represented customer-owned material processed on a per ton, fee basis, versus tolling percentages of 24.3% and 24.0% in the comparable periods of the prior year. For the three and six months ended June 30, 1999, the Company sold 67,004 and 128,824 tons of cold rolled products, which compares to 72,204 and 158,044 tons for the comparable periods of 1998.

Gross profit expressed as a percentage of net sales was 3.9% and 3.2% for the three and six months ended June 30, 1999, which compares to 7.4% and 7.2% for the comparable periods of 1998, respectively. The lower gross profit margin reflects the devastating impact of continuing steel selling price declines in 1999, especially in cold rolled steel products.

During the 1999 second quarter, the Company elected to dispose of its metal stamping business conducted at its Blytheville facility. The Company's stamping operation has not performed up to management's expectations since its relocation to Blytheville in 1996. The Company incurred operating losses of $.7 million and $1.0 million in its stamping operations during the three and
six months ended June 30, 1999.   Certain equipment related to this operation
will be sold during the third quarter of 1999. However, the Company will continue to operate certain stamping equipment that produces components for its air cylinder operations.

Notwithstanding the difficult market environment experienced during the first half of 1999, the Company's Flat Rolled Products Division and its Custom Products Division (excluding operating losses relating to the metal stamping operation being sold) both contributed pretax profits for the first half of 1999 and are expected to show further improvement for the remainder of the year and into the year 2000. The Company was also successful in significantly reducing its investment in inventories during the second quarter of 1999 and enters the second half of the year with its inventories more favorably positioned in relation to current market prices. The Company expects that operating results at its Rolling Mill Division will improve steadily over the balance of 1999, benefiting from price increases, lower material costs and operating expenses, as well as from generally improving market fundamentals in the wake of recently filed trade actions against importers of cold rolled steel.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1999 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended December 31, 1998.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                  HUNTCO INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share amounts)

                                         Six Months           Three Months
                                        Ended June 30         Ended June 30
                                       1999       1998       1999       1998
                                     -------    -------     -------    ------
Net sales                           $181,239   $215,097    $ 90,863  $104,724

Cost of sales                        175,504    199,579      87,275    96,962
                                     -------    -------      ------    ------
Gross profit                           5,735     15,518       3,588     7,762

Selling, general and
 administrative expenses              10,208      9,718       5,419     5,000
                                     -------    -------      ------    ------
Income (loss) from operations         (4,473)     5,800      (1,831)    2,762

Interest, net                         (5,007)    (4,017)     (2,810)   (1,997)
                                     -------    -------      ------    ------
Income (loss) before income taxes     (9,480)     1,783      (4,641)      765

Provision (benefit) for income taxes  (3,255)       650      (1,593)      283
                                     -------    -------      ------    ------
Net income (loss) before
 extraordinary item                   (6,225)     1,133      (3,048)      482

Extraordinary item, net of tax        (2,644)       -        (2,644)      -
                                     -------    -------      ------    ------
Net income (loss)                     (8,869)     1,133      (5,692)      482

Preferred dividends                      100        100          50        50
                                     -------    -------      ------    ------
Net income (loss) available
 for common shareholders            $ (8,969)  $  1,033     $(5,742)  $   432
                                     =======    =======      ======    ======

Earnings per common share (basic and diluted):
 Net income (loss)
  before extraordinary item          $  (.70)   $   .12     $  (.34)   $  .05
 Extraordinary item, net of tax         (.30)       -          (.30)      -
 Net income (loss)                     (1.00)       .12        (.64)      .05

Weighted average
 common shares outstanding:
  Basic                                8,942      8,942       8,942     8,942
  Diluted                              8,942      8,972       8,942     8,946


                                  HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      June 30,   December 31,
                                                        1999         1998
                                                     ----------   -----------
                                                     (unaudited)   (audited)
ASSETS
Current assets:
 Cash                                                 $     21     $     21
 Accounts receivable, net                               43,691       43,579
 Inventories                                            76,608       92,240
 Other current assets                                    2,769        2,914
                                                      --------     --------
                                                       123,089      138,754

Property, plant and equipment, net                     138,542      143,401
Other assets                                            11,689       11,076
                                                      --------     --------
                                                      $273,320     $293,231
                                                      ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $ 28,396     $ 56,923
 Accrued expenses                                        2,844        3,451
 Short-term debt                                        13,291         -
 Current maturities of long-term debt                      205        7,352
                                                      --------     --------
                                                        44,736       67,726
                                                      --------     --------

Long-term debt                                         119,127      102,555
Deferred income taxes                                    3,165        7,376
                                                      --------     --------
                                                       122,292      109,931
                                                      --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)        4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                  53           53
   Class B (issued and outstanding, 3,650)                  37           37
 Additional paid-in-capital                             86,530       86,530
 Retained earnings                                      15,172       24,454
                                                      --------     --------
                                                       106,292      115,574
                                                      --------     --------
                                                      $273,320     $293,231
                                                      ========     ========
